Filed pursuant to Rule 433

Registration Nos. 333-130656

333-130656-02

CNH	06-B	$1.3b *Pricing Details*
Leads:	BAS/DBSI	Co-Mgrs: Barc, Citi, RBSGC, SG

CLS	SIZE	Rating	WAL	BENCH	Sprd	Yld	CPN	$PX
A-1	322.00mm	P1/A1+/F1+	0.43	ITP LIB	-2	5.39275	5.39275	100.00000
A-2	239.00mm	Aaa/AAA/AAA	1.00	EDSF	+1	5.396	5.33	99.99395
A-3	378.00mm	Aaa/AAA/AAA	1.90	EDSF	+3	5.257	5.20	99.99951
A-4	325.25mm	Aaa/AAA/AAA	3.33	1mo LIB	+4			100.00000
B	35.75mm	A3/A/A	3.82	ITP SWP	+24	5.422	5.36	99.99408

Settles: September 19

All classes are ERISA eligible

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you  the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com.  The securities may not be suitable for all investors.  Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer. ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES  WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.